EXHIBIT 5.1

June 12, 2012

Saks Incorporated

12 East 49th Street

New York, NY 10017

RE:	Shelf Registration Statement of Saks Incorporated on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Saks Incorporated, a Tennessee corporation (the “Company”) and to each of the entities listed on Schedule I hereto (individually, a “Subsidiary” and, collectively, the “Subsidiaries”) in connection with the authorization of the issuance and sale from time to time, on a delayed basis, by the Company of (i) shares of common stock, par value $0.10 per share (the “Common Stock”), (ii) shares of preferred stock, par value $1.00 per share (the “Preferred Stock”), in one or more series, (iii) debt securities of the Company (the “Debt Securities”), in one or more series, (iv) guarantees of the Debt Securities (the “Guarantees”) made by one or more of the Subsidiaries listed as co-registrants in the Registration Statement (individually, a “Guarantor” and, collectively, the “Guarantors”), (v) warrants to purchase Common Stock, Preferred Stock or Debt Securities (the “Warrants”), or (vi) any combination of the securities described in clauses (i) through (v) above, in each case as contemplated by the registration statement on Form S-3 (including the prospectus constituting a part thereof (the “Prospectus”)) to which this opinion letter has been filed as an exhibit (the “Registration Statement”). Any Debt Securities may be exchangeable and/or convertible into shares of Common Stock or Preferred Stock. Any Preferred Stock may also be exchangeable for and/or convertible into shares of Common Stock or another series of Preferred Stock. The Common Stock, Preferred Stock, Debt Securities, Guarantees and Warrants are collectively referred to herein as the “Securities.” The Securities may be offered and sold from time to time pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), at which time it is contemplated that the Prospectus will be supplemented in the future by one or more supplements to the Prospectus (each, a “Prospectus Supplement”).

In rendering our opinions set forth below, we have reviewed such corporate documents and records of the Company and the Guarantors, such certificates of public officials and such other matters as we have deemed necessary or appropriate for purposes of this opinion letter. As to facts material to the opinions and assumptions expressed herein, we have relied upon oral and written statements and representations of officers and other representatives of the Company and the Guarantors. We also have assumed that (i) all documents submitted to us as originals are authentic; (ii) all signatures are genuine; (iii) all documents submitted to us as certified, conformed or photostatic copies conform to the authentic original documents; and (iv) all natural persons have the requisite legal capacity.

Saks Incorporated

June 12, 2012

Based on the foregoing, and subject to the further assumptions, limitations and qualifications set forth herein, we are of the opinion that:

1.	The Common Stock (including any Common Stock duly issued upon (i) the exchange or conversion of any shares of Preferred Stock that are exchangeable or convertible into Common Stock, (ii) the exercise of any duly issued Warrants exercisable for Common Stock, or (iii) the exchange or conversion of Debt Securities which are exchangeable or convertible into Common Stock), upon issuance and delivery of certificates (or book-entry notation if uncertificated) for such Common Stock against payment therefor of such lawful consideration as the Company’s Board of Directors (the “Board”) (or a duly authorized committee thereof) may determine, will be validly issued, fully paid and non-assessable.

2.	The Preferred Stock (including any Preferred Stock duly issued upon (i) the exchange or conversion of any shares of Preferred Stock that are exchangeable or convertible into another series of Preferred Stock, (ii) the exercise of any duly issued Warrants exercisable for Preferred Stock, or (iii) the exchange or conversion of Debt Securities that are exchangeable or convertible into Preferred Stock), upon issuance and delivery of certificates (or book-entry notation if uncertificated) for such Preferred Stock against payment therefor of such lawful consideration as the Board (or a duly authorized committee thereof) may determine, will be validly issued, fully paid and non-assessable.

3.	The Debt Securities, upon issuance and delivery of certificates (or book-entry notation if uncertificated) for such Debt Securities against payment therefor of such lawful consideration as the Board (or a duly authorized committee thereof) may determine, will be validly issued and constitute legal, valid and binding obligations of the Company.

4.	The Guarantees, upon their issuance and delivery concurrently with the underlying Debt Securities against payment for such Debt Securities of such lawful consideration as the Board (or a duly authorized committee thereof) may determine, will be validly issued and constitute legal, valid and binding obligations of the Guarantors that are parties to the Guarantees.

5.	The Warrants, upon their issuance and delivery of certificates (or book-entry notation if uncertificated) for such Warrants against payment therefor of such lawful consideration as the Board (or a duly authorized committee thereof) may determine, will be validly issued and constitute legal, valid and binding obligations of the Company.

In rendering the foregoing opinions, we have assumed that: (i) a Prospectus Supplement describing each class or series of Securities offered pursuant to the Registration Statement, to the extent required by applicable law and relevant rules and regulations of the Securities and Exchange Commission (the “Commission”), will be timely filed with the Commission; (ii) the definitive terms of each class or series of Securities shall have been established in accordance with resolutions duly adopted by the Board (or an authorized committee thereof) (each, a “Board Action”) (and, in the case of any Guarantor, by the board of directors of the respective Guarantor (or comparable proceedings of the managing board or entity of any Guarantor that is not a corporation)), the Company’s Amended and Restated Charter (the “Charter”) and applicable law; (iii) the Company will issue and deliver the Securities in the manner contemplated by the Registration Statement, the Prospectus, the applicable Prospectus Supplement and any applicable underwriting agreement; (iv) the total number of shares of Common Stock and Preferred Stock issuable (including upon conversion, exchange or exercise of any other Security) will not exceed the total number of shares of Common Stock and Preferred Stock, as the case may be, that the Company is then authorized to issue under its Charter; (v) the Board Action authorizing the Company to issue, offer and sell the Securities will have been adopted by the Board (or an authorized committee thereof) and will be in full force and effect at all times at which the Securities are offered or sold by the Company; and (vi) all Securities will be issued in compliance with applicable federal and state securities laws.

Saks Incorporated

June 12, 2012

With respect to any Securities consisting of any series of Preferred Stock, we have further assumed that appropriate articles of amendment to the Charter establishing the designations, preferences, rights and other terms of such series of Preferred Stock being issued and delivered shall have been duly approved by the Board and filed with and accepted for record by the Secretary of State of the State of Tennessee.

With respect to any Securities consisting of Debt Securities and related Guarantees, we have further assumed that: (i) such Debt Securities and related Guarantees shall have been issued pursuant to an indenture (individually, and as supplemented from time to time, an “Indenture”) between the Company and a trustee to be identified in the applicable Prospectus Supplement (the “Trustee”); (ii) such Indenture shall have been duly authorized, executed and delivered on behalf of the Company; (iii) all terms of such Debt Securities not provided for in such Indenture shall have been established in accordance with the provisions of the Indenture and reflected in appropriate documentation approved by us and, if applicable, executed and delivered by the Company and the Trustee; (iv) such Debt Securities and related Guarantees shall have been duly executed, authenticated, issued and delivered in accordance with the provisions of such Indenture; (v) such Debt Securities and related Guarantees, as executed and delivered, do not violate any law applicable to the Company or the Guarantors or result in a default under or breach of any agreement or instrument binding upon the Company or such Guarantors; and (vi) such Debt Securities, as executed and delivered, comply with all requirements and restrictions, if any, applicable to the Company, and the Guarantees, as executed and delivered, comply with all requirements and restrictions, if any, applicable to the Guarantors, in any case whether imposed by any court or governmental or regulatory body having jurisdiction over the Company or such Guarantors.

With respect to any Securities consisting of Warrants, we have further assumed that (i) such Warrants shall have been issued pursuant to a warrant agreement (individually, a “Warrant Agreement”) between the Company and a warrant agent to be identified in the applicable Prospectus Supplement (the “Warrant Agent”); (ii) such Warrant Agreement shall have been duly authorized, executed and delivered on behalf of the Company; (iii) all terms of such Warrants shall have been established in accordance with the provisions of such Warrant Agreement(s); (iv) such Warrants shall have been duly executed, issued and delivered in accordance with the provisions of such Warrant Agreement(s); (v) such Warrants and the related Warrant Agreement(s), as executed and delivered, do not violate any law applicable to the Company or result in a default under or breach of any agreement or instrument binding upon the Company and (vi) such Warrants and the related Warrant Agreement(s), as executed and delivered, comply with all requirements and restrictions, if any, applicable to the Company, in any case whether imposed by any court or governmental or regulatory body having jurisdiction over the Company.

To the extent that the obligations of the Company or a Guarantor under an Indenture may be dependent on such matters, we further have assumed for purposes of this opinion letter that the Trustee under each Indenture (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) is duly qualified to engage in activities contemplated by such Indenture; (iii) has duly authorized, executed and delivered such Indenture and such Indenture constitutes the legally valid and binding obligation of such Trustee enforceable against such Trustee in accordance with its terms; (iv) is in compliance, with respect to acting as a trustee under such Indenture, with all applicable laws and regulations; and (v) has the requisite organizational and legal power and authority to perform its obligations under such Indenture.

To the extent that the obligations of the Company under any Warrant or Warrant Agreement may be dependent on such matters, we further have assumed for purposes of this opinion letter that the Warrant Agent under each Warrant Agreement (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) is duly qualified to engage in the activities contemplated by such Warrant Agreement; (iii) has duly authorized, executed and delivered such Warrant Agreement and such Warrant Agreement constitutes the legally valid and binding obligation of such Warrant Agent enforceable against such Warrant Agent in accordance with its terms; (iv) is in compliance, with respect to acting as a Warrant Agent under such Warrant Agreement, with all applicable laws and regulations; and (v) has the requisite organizational and legal power and authority to perform its obligations under such Warrant Agreement.

Saks Incorporated

June 12, 2012

The opinions set forth in numbered paragraphs 3, 4 and 5 above are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting the rights of creditors, (ii) the effect of general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief and other equitable remedies), regardless of whether considered in a proceeding at law or in equity, and (iii) the effect of public policy considerations that may limit the rights of the parties to obtain further remedies.

We express no opinion with respect to the enforceability of: (i) provisions relating to choice of law, choice of venue, jurisdiction or waivers of jury trial, or (ii) any waiver of any usury defense.

This opinion letter is rendered as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or any subsequent changes in applicable law that may come to our attention, and we have assumed that no change in the facts stated or assumed herein or in applicable law after the date hereof will affect adversely our ability to render an opinion letter after the date hereof (i) containing the same legal conclusions set forth herein and (ii) subject only to such (or fewer) assumptions, limitations and qualifications as are contained herein.

This opinion letter has been prepared solely for your use in connection with the transmitting for filing of the Registration Statement on the date of this opinion letter and should not be quoted in whole or in part or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, without our prior written consent.

We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the reference to our firm therein and in the Prospectus and any Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not thereby admit that this firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker, Donelson, Bearman, Caldwell & Berkowitz, PC

Baker, Donelson, Bearman, Caldwell

& Berkowitz, PC

Schedule I

to

Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC

Subsidiaries

Name	State or Other Jurisdiction of Incorporation or Organization
Café SFA-Minneapolis, LLC	CA
Club Libby Lu, Inc. (formerly McRae’s Store Services, Inc.)	IL
Fifth Floor Restaurant at SFA LLC	NY
Merchandise Credit, LLC	VA
Saks & Company	NY
Saks Direct, LLC	DE
Saks Fifth Avenue, Inc.	MA
Saks Fifth Avenue of Texas, Inc.	DE
Saks Fifth Avenue Texas LLC	DE
Saks Holdings, Inc.	DE
SCCA Store Holdings, Inc.	DE
Sixth Floor Restaurant at SFA LLC	NY
TEX SFA, Inc.	NY
The Restaurant at Saks Fifth Avenue Corporation	NY